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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 6

                                      to

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934

                                  Wickes Inc.
                              (Name of Issuer)

                    Common Stock, Par Value $0.01 Per Share
                         (Title of Class of Securities)

                                   967446105
                                 (CUSIP Number)

                              Catherine J. Gray
                            Riverside Group, Inc.
                         7800 Belfort Parkway, Suite 100
                           Jacksonville, Florida 32256
                             904/281-2200, Ext. 3310
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notice and Communications)

                                 December 30, 1998
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Acts (however, see the Notes).

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CUSIP NO. 967446105
------------------------------------------------------------------
1) Name of Reporting Persons SS. or I.R.S. Identification Nos. of
Above Persons

Riverside Group, Inc.
-----------------------------------------------------------------
2) Check the Appropriate Row if a Member of a Group (See Instructions)
   (a) X
   (b)
-----------------------------------------------------------------
3) Sec Use Only

-----------------------------------------------------------------
4) Source of Funds (See Instructions)

WC; OO
-----------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)or 2(e)

------------------------------------------------------------------
6) Citizenship or Place of Organization

Florida
------------------------------------------------------------------
Number of Shares      7)  Sole Voting Power.............2,970,368
Beneficially Owned by 8)  Shared Voting Power...........  395,145
Reporting Person:     9)  Sole Dispositive Power.......Same as #7
                     10)  Shared Dispositive Power.....Same as #8
-----------------------------------------------------------------
11) Aggregate Amount Beneficially Owned by Each Reporting Person

                    3,365,513
----------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

------------------------------------------------------------------
13) Percent of Class Represented by Amount in Row (11)

                       41.0%
-----------------------------------------------------------------
14) Type of Reporting Person (See Instructions)

CO
------------------------------------------------------------------

1) Name of Reporting Persons SS. or I.R.S. Identification Nos. of
Above Persons

American Financial Acquisition Corporation
------------------------------------------------------------------
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CUSIP NO. 967446105
-----------------------------------------------------------------
2) Check the Appropriate Row if a Member of a Group (See Instructions)
   (a) X
   (b)
------------------------------------------------------------------
3) Sec Use Only

------------------------------------------------------------------
4) Source of Funds (See Instructions)

WC; OO
------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

------------------------------------------------------------------
6) Citizenship or Place of Organization

Delaware
------------------------------------------------------------------
Number of Shares      7)  Sole Voting Power.................. -0-
Beneficially Owned by 8)  Shared Voting Power............ 395,145
Reporting Person:     9)  Sole Dispositive Power.......Same as #7
                     10)  Shared Dispositive Power.....Same as #8
------------------------------------------------------------------
11) Aggregate Amount Beneficially Owned by Each Reporting Person

                         395,145
------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

------------------------------------------------------------------
13) Percent of Class Represented by Amount in Row (11)

                         4.8%
-----------------------------------------------------------------
14) Type of Reporting Person (See Instructions)

CO
------------------------------------------------------------------

        This Amendment No. 5 amends the Statement on Schedule 13D dated January 19, 1996 filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, by Riverside Group, Inc. and American Financial Acquisition Corporation.

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ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

       The second paragraph added by Amendment No. 5 filed on January 8,1999, is hereby amended by changing "$3.25" to "$3.75" and by changing "$267,000" to "$307,500".



                               SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: January 20, 1999             RIVERSIDE GROUP, INC.



                                   By:  /s/ Catherine J. Gray
                                   __________________________
                                   Catherine J. Gray
                                   Senior Vice President